New York, New York

Public FinTech Incubator - Daniels Corporate Advisory Co. Inc. ( #DCAC) Backs New Cash Flow Stream.

Announces High-Tech Innovation - From Subsidiary Payless Truckers, Inc.

Patented Rolling Power Plant that provides Predictive Maintenance Technology through Smart Wave Digital Technology.

Parent, Daniels, (“DCAC”), An Innovative Finance ( FinTech ) Incubator is pleased to announce its Premier Subsidiary, Payless Truckers, Inc., incubated and advised under its Corporate Strategy Consulting Model - has gone “High Tech” with Digital Technology for the Independent Long Haul Trucker. Predictive Technology Maintenance Innovations will be provided to the independent long haul truckers that enter our Credit Enhancement Program - where sub-prime credits with good driving records rent our heavy-duty trucks. Daniels, through Payless,seeks to accomplish two immediate goals - (1) to cut operating (fuel) costs for the independent so he can sustain his dream of entrepreneurship.and (2) to create a potentially profitable, sustainable new service for itself. A secondary service goal we are exploring at the moment is modern business operations management applications, including record/bookkeeping and its migration to the Cloud.

Payless Truckers, Inc. Subsidiary:

According to a latest Trucking Industry survey from industry expert, Bibbly Financial Services, two important facts stand out that lend credibility to the growth prospects Daniels’ envisions for its Payless Truckers, Inc. subsidiary. First - Predictive Technology maintenance is the number one technology to invest in over the next two years and Second - Revenue Growth in the Trucking Industry is expected to outpace growth in the U. S. Economy. In Summation: The Independent Trucker should flourish through solid revenue growth and greater profit potential by cost-containment strategies development through incubated idea/start-up companies like Payless Truckers, Inc.

Thanks to the genius of men like Thomas Normand, President and David Paysee, Chief Operating Officer of our Payless Senior Management Team, we have the use of a patented 3000 Watt Rolling Power Plant that is considered the Smartest Voltage Inverting Technology currently in existence. This pure Smart Wave Automation System, which is light-weight and fully-electric was created with a vision for future transportation similar to that of Tesla, Inc. The Smart Wave inverter can extract power from external power sources in renewable energy systems with a minimal cycle of the battery required.

In order to best service and help the sustainability of the independent long-haul truckers that drive our trucks, a starting price for the Smart Wave Automation System of $3,990 is a very competitive offer. Since production is limited at the moment, only the independent truckers driving our trucks will have the unit available to them. Planned market-testing and subsequent expansion over the next several months will allow for open availability.

Our Smart Wave Automation System, Payless 3000, is the only Semi-Truck APU that has the following qualities:

●	Pure Smart Wave SET-AND-FORGET.
●	Marine-Grade Quality
●	Aerospace Dimensions - Smaller Footprint Than Other Power Systems
●	Ability To Run Everything & Anything While In Transit
●	Efficient Performance Under Extreme Temperatures
●	Dedicated Charger W/ Auto Disconnect
●	Semi-Truck Prime Charging Up-Grade For Alternator
●	Marine-Grade Copper Wiring Up-Grade Included
●	Semi-Truck Auto Start Recharging System
●	Remote Diagnostics Availability
●	High Power Surge Capability Up To 9000 Watts
●	Overload And Overheating Protection

Starting Price $3,990.00

Arthur D. Viola

Chairman & President

(917) 617 - 5445

onewallstreetn@aol.com.

#hightech; #digital; #incubator; #trucking; #startup; #Branding ; #ventureCapital #privateequity; #trucker; # trucking; #strategy; #corporatestrategy;